Exhibit 4.6.3

CONFIDENTIAL TREATMENT REQUESTED BY CELLECTIS S.A.—CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.

Execution Copy	OTC Agreement Number: A20110394 Case Number: 20100004 Cellectis Ref: CLS-12024-AM03

THIRD AMENDMENT

TO EXCLUSIVE PATENT LICENSE AGREEMENT (“EPLA”)

THIS THIRD AMENDMENT TO EXCLUSIVE PATENT LICENSE AGREEMENT (the “Third Amendment”) is made and entered effective as of the date of the last signature (the “Third Amendment Effective Date”), by and between Regents of the University of Minnesota (the “University”), a Minnesota constitutional corporation under the laws of the state of Minnesota, and Cellectis SA, a Corporation under the laws of the France having a place of business at 8, rue de la Croix Jarry, 75013 Paris, France (the “Licensee”) each a “Party” and collectively, the “Parties”).

BACKGROUND

The Parties entered into the EPLA on January 10, 2011 and subsequently amended it under the First Amendment to the EPLA, dated May 24, 2012 and March 27, 2014. The Parties wish to further amend the EPLA as indicated below.

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1.    Upfront Payment. Licensee shall pay to University One Million Dollars ($1,000,000) as follows: Eight Hundred Thousand Dollars ($800,000) upon execution of this Third Amendment; and the remaining Two Hundred Thousand ($200,000) upon Licensee’s use of a Licensed Product in a clinical trial or eighteen (18) months from the Third Amendment Effective Date., whichever occurs first.

2.    Definition of Affiliate. Section 1.1 of the Exhibit A Terms and Conditions of the EPLA is hereby revised by changing “ten percent (10%)” to “fifty percent (50%)” in the second sentence.

3.    Field(s) of Use. Section 2 of the EPLA is hereby deleted and replaced with the following:

“Section 2, Field of Use: Non-Agriculture Field of Use” means all fields except the Agriculture Field of Use.

Agriculture Field of Use” means any use of the Licensed Technology for engineering and developing plants, for any purpose.”

4.    Section 11.4 of the EPLA (Running Royalties and Annual Minimums) is revised as follows:

A.	Section 11.4.1 is deleted in its entirety and replaced with the following:

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“11.4.1 Subject to subsection 11.4.3 and payable as provided in Section 6.4 of the Terms and Conditions, Licensee shall pay to the University royalties on the Net Sales Price of Commercial Sales of Licensed Products (whether sold by Licensee or a Third Party) as follows:

•	Agriculture Field of Use. No obligation to pay royalties on the Net Sales Price of Commercial Sales of Licensed Products in the Agriculture Field of Use.

•	Non-Agriculture Field of Use. [***]

B.	Section 11.4.2 of the EPLA is hereby deleted.

C.	Section 1141.3 of the EPLA is hereby deleted and replaced with the following:

“11.4.3 if total royalties paid to University under Section 11.4.1 (Royalties) and under Section 11.5 each calendar year are less than thirty thousand dollars ($30,000) (“Annual Minimum Royalty), then Licensee shall pay to the University the difference between actual royalties and the Annual Minimum Royalty within forty-five (45) days after the end of the calendar year.”

5.    Section 11.5 (Sublicense Revenues) is hereby deleted in its entirety and replaced with the following:

“11.5 Sublicense Revenue: As determined and payable in Section 6.4 of the Terms and Conditions, the Licensee shall pay to the University:

•	[***] of Bare Sublicense Revenue, and

•	[***] of Sublicense Revenue in the Non-Agriculture Field of Use.”

6.    A new Section 11.6.4 of the EPLA is hereby added:

“11.6.4 Milestone Payments for revenues obtained by Licensee and/or its Affiliates on Commercial Sales of Licensed Products in the Agriculture Field of Use;

•	When the cumulative revenues received by Licensee and/or its Affiliates on the combined Commercial Sales of Licensed Products reach for the first time $100,000,000, Licensee shall pay to University, [***];

•	When the cumulative revenues received by Licensee and/or its Affiliates on the combined Commercial Sales of Licensed Products reach for the first time $200,000,000, Licensee shall pay to University, [***]; and

•	When the cumulative revenues received by Licensee and/or its Affiliates on the combined Commercial Sales of Licensed Products reach for the first time $1,000,000.000 Licensee shall pay to University, [***].

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6.    A new Section 11.11 of the EPLA is hereby added.

“11.11 Annual Fee. Licensee shall pay to the University an annual fee of One Hundred Fifty Thousand Dollars ($150,000) for the rights granted under this Agreement for the Agriculture Field of Use. Payment is due on the first day of each calendar year.”

7.    A new Section 11.12 of the EPLA is hereby added.

“11.12 Commercialization Fee: Licensee shall pay to the University [***] per seed containing New Trait(s) developed by Licensee and/or its Affiliates or Third Parties through the use of Licensed Technology that (A) is offered for sale by Licensee and/or its Affiliates or Third Parties in the Agriculture Field of Use, or (13) is licensed to a Third Party, excluding the following licenses: (l) licenses granted to farmers or grower groups for breeding, seed production and grain production; (2) licenses granted for co-development research projects: or (3) research licenses granted to a Third Party solely for evaluating a trait or variety. For clarity, when several New Traits are licensed together as a combination in a single seed variety (“Stack”) [***]. “New Trait” means a quality or characteristic that is genetically determined or genetically modified in a crop. For clarity, a New Trait may involve modification of multiple loci in the genome.” Payment is due upon the occurrence of (A) or (13).

8.    Definition of Sublicense Revenue. Section 1.14 of the Terms and Conditions of the EPLA is deleted in its entirety and replaced with the following:

“‘Bare Sublicense Revenues’ means all revenue in whatever form earned by the [***].

For sake of clarity, the revenues earned by Cellectis in connection with the [***] sublicense granted to Third Parties under the [***], are Sublicense Revenues”.

9.    Section 6.4 (Royalty Payment/Sales Reports) of the Terms and Conditions of the EPLA is deleted in its entirety and replaced with the following:

“Royalty and Sublicense Revenue Payments/Reports.” Within sixty (60) days after the last day of a calendar quarter during the Term and the Post-termination Period, the Licensee shall deliver to the University a written report in a form acceptable to the University, recounting (i) the number and Net Sales Price amount of of all sales, leases or other dispositions of Licensed Products, whether made by the Licensee or a sublicensee or Third Party and (ii) receipt of any Sublicense Revenues and/or Bare Sublicense Revenues during such calendar quarter. The Licensee shall deliver such written report to the University even if no payment is due. The Licensee shall deliver along with such reports, its payment for royalties, Sublicense Revenue and/or Bare Sublicense Revenues owed during such quarter.”

9.    Right of Assignment to Calyxt Corporation. Section 12.4 of the ‘terms and Conditions of the EPLA is revised by adding the following sentence at the end of the paragraph: “Notwithstanding the foregoing, Licensee may assign its rights and obligations under this Agreement solely in the Agriculture Field of Use and solely to Calyxt, Inc. upon written notice to the University and payment of [***], provided at the time of such assignment, Licensee is not in default and Calyxt Inc. agrees (i) to assume all of Licensee’s obligations under the Agreement

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relative to the Agriculture Field of Use; and (ii) to assume fifty (50%) of the Patent Related Expenses. Calyxt, Inc., Licensee, and University shall execute such other documentation to Live effect to the assignment and reflect the bifurcation of the Field of Use.

10.    Except as provided in this Third Amendment, the terms of the Agreement remain unchanged. Capitalized terms used in this Third Amendment that are not otherwise defined herein have the meanings ascribed to them in the Agreement.

IN WITNESS WHEREOF, acting through their respective duly authorized representatives, the University and the Licensee have duly executed, delivered and entered into this Third Amendment as of the Third Amendment Effective Date.

[Signature Page Follows]

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Regents of the University of Minnesota		Cellectis S.A.

By:	/s/ Jay Schrankler	By:	/s/ André CHOULIKA
Name:	Jay Schrankler	Name:	André CHOULIKA
Title:	Executive Director	Title:	Chief Executive Officer

Date:	12-12-15	Date:	December 16, 2015

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